Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) on Form S-1 of our report dated March 15, 2017, except for Note 14 paragraphs (v), (vi) and (vii) as to which the date is January 29, 2018, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) as of December 31, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 29, 2018